Appendix A

CODE OF ETHICS

Scope and Purpose

This Code of Ethics (the “Code”) applies to:

  All officers, directors and employees of Schroder Investment Management North America Limited (“SIM NA”), and all persons employed by any subsidiary of Schroders plc (“Schroders”), who are Access Persons (as defined below) of any US registered investment company managed by SIM
  NA or its affiliates (“Reportable Funds”).

Set forth below is the Code as required by Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), Section 204A of, and, Rule 204-2(a)(12) under, the Advisers Act, Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”),and Section 20A of the Securities Exchange Act of 1934 (the “Exchange Act”).

The objective of the Code is to ensure that all business dealings and securities transactions undertaken by Access Persons, whether for clients or for personal purposes, are subject to the highest ethical standards. Incorporated within the Code are (i) an Insider Trading Policy, and (ii) a Personal Securities Transactions Policy, which contain procedures that must be followed by all personnel.

The Code contains additional restrictions and requirements for Access Persons (as defined below), including all portfolio managers who, in connection with their duties, are aware of securities under consideration for purchase or sale on behalf of clients. These restrictions are designed to prevent any conflict or the appearance of any conflict of interest between trading for their personal accounts and securities transactions initiated or recommended for clients.

Statement of Policies

FIDUCIARY RESPONSIBILITY UNDER THE ADVISERS ACT

The basic precept of the Advisers Act is that an adviser has a fiduciary responsibility to its client. While this fiduciary duty is not specifically set forth in the Advisers Act, the Supreme Court has interpreted the Advisers Act’s anti-fraud provisions as including this duty. This obligation is meant to eliminate conflicts of interest and potential conflicts of interest and to prevent an adviser from exploiting its client's trust. Under this fiduciary obligation, an adviser must be careful to avoid any conscious or subconscious rendering of advice or engage in any activity which is not in the best interest of its client. By eliminating conflicts or potential conflicts of interest, or by fully disclosing such conflict or potential conflict, it is anticipated that the adviser will be better able to provide disinterested advice. Where the advice rendered is not disinterested, the fiduciary relationship may be breached, even if the client suffers no loss.

It is SIM NA’s policy to support and encourage an environment where all employees are sensitive to the obligations of the adviser and all clients are treated with the utmost consideration for what is in their best interests. All communications with clients must be accurate and made in a timely manner. All material information must be fully and clearly disclosed.

Compliance policies and procedures have been adopted by SIM NA in order to meet all legal

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obligations to our clients, particularly those arising under the federal securities laws and ERISA. Procedures have been instituted to mitigate or obviate actual or potential conflicts of interest. These conflicts may arise in situations where client relationships may tempt preferential treatment, e.g., where account size or fee structure would make it more beneficial for the adviser to allocate certain trades to a client. Conflicts of interest may also arise in connection with securities transactions by employees of the adviser, especially those employees who are aware of actual transactions or client holdings or transactions under consideration for clients. Portfolio managers are discouraged from “portfolio pumping” and “window dressing,” two practices which would mislead investors as to a fund’s performance or the stock selection ability of its managers.

SIM NA has adopted procedures that require: (i) disclosure of certain information to clients; (ii) obtaining client consent; or (iii) prohibiting or restricting certain actions or activities.

SIM NA adheres to Group Compliance policies, including the Group Gifts and Entertainment Policy that prohibits employees from giving or receiving gifts and entertainment that are excessive in nature. We take steps to reasonably ensure that we do not offer, give, solicit or accept any gift if it is likely to conflict to a material extent with any duty we owe to our clients or any duty which such recipient firm owes to its customers.

Should an employee become aware of any conduct which the employee believes may constitute a violation of this Code, the law, or any SIM NA policy, such employee must promptly report such conduct to the UK Head of Compliance or the Chief Compliance Officer or their designee. All information about potential or suspected violations reported to the UK Head of Compliance or the Chief Compliance Officer will be investigated and the identity of the reporting person will be kept confidential. SIM NA’s policy prohibits any retaliatory action against a reporting person, including discharge, demotion, suspension, threats or harassment.

Statement of Policies

(a)	Confidentiality
Personnel are expected to honour the confidential nature of company and client affairs. Information designated as confidential should not be communicated outside of Schroders other than to advisers consulted on a confidential basis, and should only be communicated within Schroders on a “need to know” basis or as otherwise authorised by management in conformity with the Code.
Personnel must also avoid making unnecessary disclosure of any internal information concerning Schroders and its business relationships and must use such information in a prudent and proper manner in the best interests of Schroders and its clients.
(b)	Level of Care
Personnel are expected to represent the interests of Schroders and its clients in an ethical manner and to exercise due skill, care, prudence and diligence in all business dealings. This includes, but is not limited to, compliance with all applicable regulations and laws, and avoidance of illegal activities and other conduct specifically prohibited to its personnel by the respective policies of any of Schroder Group companies in relation to which a person is a director, officer or employee.

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(c)	Fiduciary Duties
	All	personnel have fiduciary duties:
	(i)	at all times to place the interests of their clients before their own and not to take inappropriate advantage of their position; and
	(ii)	to conduct themselves in a manner which will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility.
(d)	Requirements
	(i)	All supervised persons, to wit, all officers, directors and employees of SIM NA who are subject to the supervision and control of SIM NA, are required to comply with all federal securities laws applicable to SIM NA’s business.
	(ii)	Personnel are required to comply with the Insider Trading Policy and Personal Securities Transactions Policy incorporated herein.

Personnel are prohibited from serving on the board of directors of any publicly listed or traded company or of any company whose securities are held in any client portfolio, except with the prior authorisation of the Chairman or Chief Executive of SIM NA or, in their absence, the UK Head of Compliance or the Chief Compliance Officer. Such authorisation will be based upon a determination that the board service would be consistent with the interests of Schroders’ clients. If permission to serve as a director is given, the company will be placed permanently on the Stop List. Transactions in that company’s securities for client and personal securities accounts will only be authorised when certification has been obtained from that company’s Secretary or similar officer that its directors are not in possession of material price sensitive information with respect to its securities.

Human Resources Department and Compliance Responsibilities

Group Compliance will inform Human Resources when an individual becomes subject to the Code. Human Resources Department is responsible for ensuring that a copy of the Code is delivered to the individual. As a condition of continuing employment, each employee is required to acknowledge in writing receipt of a copy of the Code and that he or she has understood the obligations and responsibilities thereunder and on an annual basis to certify compliance with it on the form provided.

US Compliance Department, with the assistance of Group Compliance, is responsible for maintaining the records and filings required under the Code and making appropriate reports to the Boards of all funds managed by a SIM NA in compliance with Rule 17j-1 under the Investment Company Act.

All questions about an individual’s responsibilities and obligations under the Code of Ethics should be referred to the UK Head of Compliance or the Chief Compliance Officer or their designee.

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(i) INSIDER TRADING POLICY

The Scope and Purpose of the Policy

It is a violation of United States federal law and a serious breach of Schroders’ policies for any employee to trade in, or recommend trading in, the securities of a company, either for his/her personal gain or on behalf of the firm or its clients or to a third party, while in possession of material, non-public information (“inside information”) which may come into his/her possession either in the course of performing his/her duties, or through personal contacts. Such violations could subject you, Schroders, and our parent organisations, to significant civil as well as criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of Schroders. Tippees (i.e., persons who receive material, non-public information) also may be held liable if they trade or pass along such information to others.

Further, it is a violation of anti-fraud provisions of the Advisers Act for employees who are or become aware of transactions being considered for clients or are aware of the portfolio holdings in the reportable funds to which SIM NA (or an affiliate) acts an adviser to disclose such information to a party who has “no need to know” or to trade on such information for personal gain by, among other things, front-running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of material, non-public information. Although ITSFEA itself does not define “insider trading”, the US Supreme Court has previously characterised it as the purchase or sale of securities (which include debt instruments and put and call options) while in possession of information which is both material and non-public, i.e., information not available to the general public about the securities or related securities, the issuer and in some cases the markets for the securities. The provisions of ITSFEA apply both to trading while in possession of such information and to communicating such information to others who might trade on it improperly.

Materiality

Inside information is generally understood as material information about an issuer of publicly-traded securities that has not been made known to either the professional investment community or to the public at large. Inside information is material if it would be likely to have an effect on the price of the issuer’s securities or if a reasonable investor would be likely to consider it important in making his/her investment decision. Such information usually originates from the issuer itself and could include, among other things, knowledge of a company’s earnings or dividends, a significant change in the value of assets, changes in key personnel or plans for a merger or acquisition.

For example, a portfolio manager may receive information about an issuer’s earnings or a new product in a private communication with the issuer. Such information is usually considered material and is generally inside information because it has not been effectively disseminated to the public at large. As a general rule, any information received from an issuer that has not been made public in a press release or a public filing will be considered inside information. Upon learning the information, the employee may not purchase or sell securities of the issuer for him/herself or for any account under management until the information is effectively disseminated to the public.

If an employee has received information regarding an issuer and he/she believes that the information given has not been given in breach of fiduciary duties, then that person may retain and act upon the information.

Market information that emanates from outside the corporation but affects the market price of an issuer’s securities can also be inside information. For example, inside information can also originate

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within Schroders itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by SIM NA itself on behalf of clients. Inside information can also be obtained from knowledge about a client that an employee has discovered in his/her dealings with that client. Inside information pertaining to a particular issuer could also involve information about another company that has a material relationship to the issuer, such as a major supplier’s decision to increase its prices. Moreover, non-public information relating to portfolio holdings in a Reportable Fund can be used to market-time or engage in other activities that are detrimental to the Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows or has reason to know that the information is non-public and has been acquired, directly or indirectly from the person making or planning to make the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company. This rule prohibits not only trading, but also the communication of material, non-public information relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the material, non-public information.

Procedures and Responsibilities of Employees

If you have any reason to suspect that information you hold on a company may be inside information, you should ensure that the company is immediately placed on the Stop List. To request that a company is placed on the Stop List, you should use the dedicated e-mail address “+SI – SIM Stop List”. A similar notification should be sent to remove the security from the Stop List as soon as the information you hold ceases to be of an ‘inside’ nature. It is important that you do not deal in the securities of the company concerned. Additionally, you should not pass on the information to anyone else except where this is a necessary part of your duties and you are satisfied that the other person understands the sensitive nature of the information and its consequences. If you have any questions or you are unsure whether the information you hold is of an inside nature, please contact Group Compliance.

Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others within SIM NA and Schroders who do not have a “need to know.”

Personnel who are aware of the portfolio holdings in Reportable Funds because of their responsibilities within SIM NA are precluded from disclosing such information to others outside of SIM NA or Schroders except as required to fulfill their work-related responsibilities. Disclosure of the portfolio holdings of Reportable Funds shall only be made in compliance with such Funds’ portfolio holdings disclosure policy.

Penalties

Penalties for trading on or communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and their employers. Under US law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation. Penalties include:

1)	civil injunctions;
2)	disgorgement of profits;

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3)	treble damages – fines for the access person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;
4)	fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided; and
5)	jail sentences.

Special Provisions for Trading in the Securities of Schroders plc

Special restrictions apply to dealing in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have Inside Information:

1.	Securities of Schroders plc should not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.
2.	Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the Group Personal Account Dealing Policy.

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(ii) PERSONAL SECURITIES TRANSACTIONS

POLICY

INTRODUCTION

All Access Persons defined below are subject to the restrictions contained in this Personal Securities Transactions Policy with respect to their securities transactions.

The Personal Securities Transactions (“PST”) Policy consists of:

a.	The Group Personal Account Dealing Policy,
b.	Additional Requirements.

a. THE GROUP PERSONAL ACCOUNT DEALING POLICY

Please refer to Appendix 1 for the Group Personal Account Dealing Policy. Access Persons defined below will, therefore, fall into the categories of High Risk or Ordinary Risk staff as described in the Group Personal Account Dealing Policy for the purposes of that policy.

b. ADDITIONAL REQUIREMENTS

This section includes the following:

  definitions of persons covered by this PST Policy,
  securities covered by this PST Policy (“Covered Securities”), accounts covered by this PST Policy (“Covered Accounts”),
  further information on pre-clearance, including Initial Public Offerings (“IPOs”) and limited offerings, all other Access Persons,
  reports required by this PST Policy and
  compliance with this PST Policy.

Definitions of persons covered by this PST Policy

Access Person means any director or officer of SIM NA, and any employee who is an Advisory Person or any employee who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any Reportable Fund. However, with the exception of directors, the chief compliance officer and portfolio managers of SIM NA, the definition of an Access Person excludes persons who are employed by any subsidiary of Schroders whose services are provided under a delegation agreement for services with SIM NA. These persons are subject to that subsidiary’s own internal ethical policies, including on personal account dealing.

Advisory Person is any employee of SIM NA or its affiliates who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security (as defined below) on behalf of any US advisory client managed by SIM NA or information regarding securities under consideration for purchase or sale on behalf of such clients or whose functions relate to the making of any recommendations with respect to such purchases or sales.

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Securities covered by this PST Policy (“Covered Securities”)

Securities, such as stocks, bonds and options, are covered by this PST Policy. The same limitations pertain to transactions in a security related to a Covered Security, such as an option to purchase or sell a Covered Security and any security convertible into or exchangeable for a Covered Security.

Shares of any UK authorised unit trust, recognised funds and OEICS and any debt security directly guaranteed by any OECD member Government are Covered Securities. However, their purchase and sale do not have to be pre-cleared but transactions and holdings, as appropriate, must be reported.

The reports (i.e. Initial Declaration, Quarterly Reports and Annual Reports) required by this PST Policy which are additional to those required within the Group Personal Account Dealing Policy do not need to include:

  shares or units in any open-end US registered investment company (mutual fund or unit investment trust), ie: including US Exchange Traded Funds (“ETFs”), SPDRs, etc., other than Reportable Funds shares issued by money market funds
  spot and forward foreign exchange
  physical commodity
  shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds

• securities which are direct obligations of the U.S. Government (i.e., Treasuries)

  bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments11

Accounts covered by this PST Policy (“Covered Accounts”)

An account covered by this PST Policy is an account in which Covered Securities are owned by you or an account in which you own a beneficial interest (except where you have no influence or control). This includes all accounts that hold direct investments in securities irrespective of the account’s purpose, eg single company PEP/ISA, discretionary managed account, etc. Under the PST Policy, accounts held by your spouse (including his/her retirement accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered your accounts. In addition, accounts maintained by your domestic partner (an unrelated adult with whom you share your home and contribute to each other’s support) are considered your accounts under this PST Policy.

If you are in any doubt as to whether an account falls within this definition of Covered Account, please see Group Compliance. Further, if you believe that there is a reason that you are unable to comply with the PST Policy, for example, your spouse works for another regulated firm, you may seek a waiver from Group Compliance.

Further information on pre-clearance, including Initial Public Offerings (“IPOs”) and limited offerings

All London-based personnel are required to comply with the requirements of the Group Personal Account Dealing Policy, in Appendix 1.

11 High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognised Statistical Rating Organisation, or which is unrated but is of comparable quality.

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US Regulations under the Company Act of 1940 (Rule 17j-1(e)) and under the Advisers Act of 1940 (204A-1) require Access Persons to obtain approval before they directly or indirectly acquire beneficial ownership in any security in an IPO or in a limited offering.

Thus, if you and your Connected Persons wish to purchase an IPO or a security in a limited offering (i.e. private placement), you must obtain the normal pre-clearance(s) under the Group Personal Account Dealing Policy.

If an Access Person fails to pre-clear a transaction in accordance with the Group Personal Account Dealing Policy, s/he may be monetarily penalised by disgorgement of profits or avoidance of loss. Violations of this PST Policy will result in reprimands and could also affect the person’s employment at Schroders.

All other Access Persons

All other persons who are deemed Access Persons, wherever geographically situated, are subject to their local policies and procedures relating to personal securities transactions. Records of such Access Persons’ personal transactions will be maintained in accordance with Rule 204-2(a)(12) under the Advisers Act and made available to representatives of the US Securities and Exchange Commission upon request.

Reports required by this PST Policy

All Access Persons are required to report their transactions in Covered Securities, which SIM NA must review, as follows:

Reports of Each Transaction in a Covered Security

Access Persons are required to report to Group Compliance the following information for each
transaction	in a Covered Security:
§	name of security
§	exchange ticker symbol or CUSIP
§	nature of transaction (purchase, sale, etc.)
§	number of shares/units or principal amount
§	price of transaction
§	date of trade
§	name of broker
§	the date the Access Person submitted the report

The reporting obligation may be discharged by brokers/agents sending copies of contract notes/confirmations for all transactions to Group Compliance. If direct confirmations cannot be provided by brokers/agents, the member of staff must provide copies within five days of a transaction.

• Initial Declaration

No later than 10 days after being advised that they are subject to the Code, each Access Person must provide Group Compliance with a list of each Covered Security s/he owns (as defined above). The information provided, which must be current as of a date no more than 45 days prior to the date such person became an Access Person, must include the title of the security, exchange ticker symbol or CUSIP, number of shares owned (for equities), and principal amount (for debt securities). The Access Person must also provide information, which must include the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct

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or indirect benefit of the employee (“Covered Accounts”). The report must be signed (or emailed) by the employee and the date of submission noted thereon.

Quarterly Reports

  No later than 30 days after the end of each calendar quarter, each Access Person must provide Group Compliance with a report of all transactions in Covered Securities in the quarter, including the name of the Covered Security, the exchange ticker symbol or CUSIP, the number of shares and principal amount, whether it was a buy or sell, the price and the name of the broker through whom effected. Report of any new Covered Accounts established during the quarter, including the name of the broker/dealer and the date the Covered Account was established, must also be made. The report must be signed (or emailed) by the employee and the date of submission noted thereon.

Transactions in shares of the Schroder Funds and Reportable Funds must be reported.

  Annual Reports
  Within 45 days after the end of the calendar year, each Access Person must report all his/her holdings in Covered Securities as at December 31, including the title, the exchange ticker symbol or CUSIP, number of shares and principal amount of each Covered Security the employee owns (as defined above) and the names of all Covered Accounts. The report must be signed (or emailed) by the employee and the date of submission noted thereon.

The information on personal securities transactions received and recorded will be deemed to satisfy the obligations contained in Rule 204A-1 under the Advisers Act and Rule17j-1 under the Investment Company Act. Such reports may, where appropriate, contain a statement to the effect that the reporting of the transaction is not to be construed as an admission that the person has any direct or indirect beneficial interest or ownership in the security.

•

Compliance with this PST Policy

Self-Reporting of Violations

Access Persons have an obligation to review their own trading to ensure that they have acted in compliance with the provision of this Code. To the extent that an employee determines that she or he has executed a transaction not in compliance with this Code, that employee has an obligation to report the violation to the UK Head of Compliance or the Chief Compliance Officer.

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Administration of the Code

•

At least annually, the UK Head of Compliance or Chief Compliance Officer (or their designees) will furnish the US Chief Compliance Officer in New York, with sufficient information to enable a report to be prepared for issue to the board of the Schroder Funds and any other US registered investment companies to which SIM NA acts as adviser or sub-adviser. The written report should:

•

i)	Describe any issues arising under the Code or this Policy since the last report to the board, including, but not limited to, information about material violations of the Code or this Policy and sanctions imposed in response to the material violations; and
ii)	Certify that SIM NA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code or this Policy.

Adopted:	October 1, 1995
Amended:	May 15, 1996
May 1, 1997
June 12, 1998
June 2, 1999
March 14, 2000
August 14, 2001
July 25, 2003
December 9, 2003
January 26, 2005
July 15, 2010
December 23, 2010
May 2012

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